Exhibit 10.9

INTELLECTUAL PROPERTY AGREEMENT

This INTELLECTUAL PROPERTY AGREEMENT, dated as of ______, 2016 (this “Agreement”), is by and between WestRock Company, a Delaware corporation (“Parent”), and Ingevity Corporation, a Delaware corporation (“SpinCo”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Section 1 or the Separation Agreement. SpinCo and Parent may be individually referred to herein as a “Party” and collectively as the “Parties.”

R E C I T A L S

WHEREAS, Parent and SpinCo have entered into that certain Separation and Distribution Agreement, dated as of even date herewith, (the “Separation Agreement”);

WHEREAS, the Separation Agreement sets forth the principal corporate transactions required to effect the Separation;

WHEREAS, Parent and SpinCo desire to enter into this Agreement to set forth the terms and conditions pertaining to the allocation of ownership and other rights associated with certain Intellectual Property; and

WHEREAS, this Agreement is deemed to be an Ancillary Agreement under the Separation Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.           DEFINITIONS. For the purpose of this Agreement, the following terms shall have the following meanings:

1.1           “Common Information” shall mean that Information that is related to, but not exclusively related to, the SpinCo Assets, the SpinCo Liabilities, the SpinCo Business or the Transferred Entities.

1.2           “Control” or “Controlled” shall mean, with respect to Intellectual Property, that SpinCo or a member of the SpinCo Group owns such Intellectual Property, in whole or in part, and/or has the right to grant a license to Parent with respect to such Intellectual Property as set forth herein and without incurring any financial or other obligations to any other Person, subject, in each case, to the terms of any license or other agreement to which SpinCo or any of the SpinCo Group is a party that relates to any such Intellectual Property.

1.3           “Embedded SpinCo Information” shall mean such Information that is exclusively used or exclusively held for use in the SpinCo Business that cannot, through commercially reasonable efforts on behalf of Parent or the relevant member of the Parent Group, be separated or extracted, either physically, electronically or by other means, from Information that is not exclusively used or exclusively held for use in the SpinCo Business.

1.4           “Improvements” shall mean any improvements, derivative works, enhancements, refinements, advances or other modifications with respect to any Licensed SpinCo IP (whether or not patentable or reduced to practice).

1.5           “Intellectual Property” shall mean all of the following whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) Internet domain names, accounts with Facebook, LinkedIn, Twitter and similar social media platforms, registrations and related rights, (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how and (f) any other intellectual property rights, in each case, other than Software.

1.6           “Licensed SpinCo IP” shall mean (a) the SpinCo Intellectual Property (excluding any trademarks and service marks, whether registered or unregistered), the SpinCo Software, and the SpinCo Technology and (b) all rights, interests and claims of either Party or any of the members of its Group as of the Effective Time with respect to Information that is exclusively related to the items of the aforementioned clause (a) that have or may have application outside of the SpinCo Field, in each case, to the extent Controlled by SpinCo or any member of the SpinCo Group as of the Effective Time (including as a result of the assignments made by this Agreement).

1.7           “Other IP” shall mean all Intellectual Property, other than Registrable IP, that is owned by either Party or any member of its Group as of the Effective Time.

1.8           “Mill Recovery Technology/Intellectual Property” shall mean all Technology, Software and Intellectual Property relating to mill-based recovery processes that generate biorefinery materials.

1.9           “Parent Name and Parent Marks” shall mean the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of either Party or any member of its Group using or containing “WestRock,” “MeadWestvaco” or “RockTenn” or their ticker symbols “WRK,” “MWV,” or “RKT,” either alone or in combination with other words or elements, and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

1.10         “Pre-applied Adhesive Technology/Intellectual Property” shall mean all Technology, Software and Intellectual Property relating to the methods and processes of applying adhesives to cellulose based materials (e.g., paper, paper board, liner board and corrugated materials) and packaging, including without limitation, related machine and press manufacturing processes, and the use of such cellulose based materials with adhesives applied thereon. Pre-applied Adhesive Technology/Intellectual Property does not include the chemical formulations of adhesives, nor any process Technology for making adhesives.

1.11         “Registrable IP” shall mean all patents, patent applications, statutory invention registrations, registered trademarks, registered service marks, trademark and service mark applications, registered Internet domain names and copyright registrations.

1.12         “Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

1.13         “SpinCo Field” shall mean that field of use set forth and described on Schedule 1.13 attached hereto.

1.14         “SpinCo Intellectual Property” shall mean (a) the Registrable IP set forth on Schedule 1.14 and (b) all Other IP owned by, licensed by or to, or sublicensed by or to either Party or any member of its Group as of the Effective Time that is exclusively used or exclusively held for use in the SpinCo Business, including any Other IP set forth on Schedule 1.14; provided, however, that SpinCo Intellectual Property does not include any Registrable IP or Other IP that comprises (i) Mill Recovery Technology/Intellectual Property, or (ii) Pre-applied Adhesives Technology/Intellectual Property.

1.15         “SpinCo IP Assets” shall mean all (a) SpinCo Intellectual Property, SpinCo Software, SpinCo Technology, and SpinCo IP Contracts, and (b) all rights, interests and claims of either Party or any of the members of its Group as of the Effective Time with respect to Information that is exclusively related to the items of the aforementioned clause (a) or the SpinCo IP Liabilities, provided, however, that SpinCo IP Assets shall not include copies of the Embedded SpinCo Information retained by Parent and members of the Parent Group.

1.16         “SpinCo IP Contracts” shall mean the following contracts and agreements to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Intellectual Property is bound, whether or not in writing; provided that SpinCo IP Contracts shall not include any contract or agreement that is expressly contemplated to be retained by Parent or any member of the Parent Group from and after the Effective Time pursuant to any provision of the Separation Agreement, this Agreement or any other Ancillary Agreement:

(a)	any vendor contracts or agreements with a Third Party pursuant to which such Third Party (i) grants or receives a license, permission or use right to Intellectual Property, any covenant not to sue under any Intellectual Property, or access and use rights to information technology (for example, software as a service agreements), or (ii) undertakes an obligation to assign, or has a right to be assigned, Intellectual Property to or by either Party or any member of its Group exclusively for use or in connection with the SpinCo Business as of the Effective Time;

(b)	any contract or agreement pertaining primarily to Intellectual Property that is otherwise expressly contemplated pursuant to this Agreement, the Separation Agreement or any of the Ancillary Agreements to be assigned to, or be a contract or agreement in the name of, SpinCo or any member of the SpinCo Group;

(c)	any other contract or agreement exclusively related to the SpinCo IP Assets; and

(d)	any contracts, agreements or settlements specifically set forth on Schedule 1.16, including the right to recover any amounts under such contracts, agreements or settlements.

1.17        “SpinCo IP Liabilities” shall mean all Liabilities relating to, arising out of or resulting from exploitation by, or on behalf of the SpinCo Group, of: (i) the SpinCo Intellectual Property, SpinCo Software, SpinCo Technology, and SpinCo IP Contracts; (ii) the Information that is exclusively related to the items of the aforementioned clause (i); and (iii) all Liabilities arising from the use by the SpinCo Group of Common Information.

1.18        “SpinCo Software” shall mean all Software owned or licensed by either Party or member of its Group exclusively used or exclusively held for use in the SpinCo Business as of the Effective Time; provided, however, that SpinCo Software does not include (a) any Software embodying or related to Mill Recovery Technology/Intellectual Property, or (b) any Software embodying or related to Pre-applied Adhesive Technology/Intellectual Property.

1.19        “SpinCo Technology” shall mean all Technology owned or licensed by either Party or any member of its Group exclusively used or exclusively held for use in the SpinCo Business as of the Effective Time; provided, however, that SpinCo Technology does not include any Technology that is (a) Mill Recovery Technology/Intellectual Property, or (b) Pre-applied Adhesive Technology/Intellectual Property.

1.20        “Technology” shall mean all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.

2.	THE SEPARATION

2.1          Matters Governed Exclusively by this Agreement. This Agreement shall exclusively govern the allocation of Assets and Liabilities that are comprised of Intellectual Property of the Parent Group or the SpinCo Group. In the case of any conflict between the Separation Agreement and this Agreement in relation to any matters addressed herein, this Agreement shall prevail.

2.2          Transfer of Assets and Assumption of Liabilities.

(a)          On or prior to the Effective Time, but in any case, prior to the Distribution, in accordance with the Plan of Reorganization:

(i)          Transfer and Assignment of SpinCo IP Assets. Parent shall, and shall cause the applicable members of its Group to, contribute, assign, transfer, convey and deliver to SpinCo, or to the applicable SpinCo Designees, and SpinCo shall, and shall cause such SpinCo Designees to, accept from Parent and the applicable members of the Parent Group, all of Parent’s and such Parent Group member’s respective direct or indirect right, title and interest in and to all of the SpinCo IP Assets (it being understood that if any SpinCo IP Asset shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such SpinCo IP Asset may be assigned, transferred, conveyed and delivered to SpinCo as a result of the transfer of all of the equity interests in such Transferred Entity from Parent or the applicable members of the Parent Group to SpinCo or the applicable SpinCo Designee); and

(ii)         Acceptance and Assumption of SpinCo IP Liabilities. SpinCo shall, and shall cause the applicable SpinCo Designees to, accept, assume and agree faithfully to perform, discharge and fulfill all the SpinCo IP Liabilities in accordance with their respective terms. SpinCo shall, and shall cause such SpinCo Designees to, be responsible for all SpinCo IP Liabilities, regardless of when or where such SpinCo IP Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such SpinCo IP Liabilities are asserted or determined (including any SpinCo IP Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

2.3          Approvals and Notifications.

(a)          Approvals and Notifications for SpinCo IP Assets. To the extent that the transfer or assignment of any SpinCo IP Asset or the assumption of any SpinCo IP Liability requires Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or as otherwise agreed in writing between Parent and SpinCo, neither Parent nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b)          Delayed SpinCo Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the SpinCo Group of any SpinCo IP Asset or assumption by the SpinCo Group of any SpinCo IP Liability would be a violation of applicable Law or require any Approvals or Notifications in connection with the Separation that has not been obtained or made by the Effective Time, then, unless the Parties shall otherwise mutually agree in writing, the transfer or assignment to the SpinCo Group of such SpinCo IP Assets or the assumption by the SpinCo Group of such SpinCo IP Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such SpinCo IP Assets or SpinCo IP Liabilities shall continue to constitute SpinCo IP Assets and SpinCo IP Liabilities for all other purposes of this Agreement.

(c)          Treatment of Delayed SpinCo IP Assets and Delayed SpinCo IP Liabilities. If any transfer or assignment of any SpinCo IP Asset (or a portion thereof) or any assumption of any SpinCo IP Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time, whether as a result of the provisions of Section 2.3(b) or for any other reason (any such SpinCo IP Asset (or a portion thereof), a “Delayed SpinCo IP Asset” and any such SpinCo IP Liability (or a portion thereof), a “Delayed SpinCo IP Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Parent Group retaining such Delayed SpinCo IP Asset or such Delayed SpinCo IP Liability, as the case may be, shall thereafter hold such Delayed SpinCo IP Asset or Delayed SpinCo IP Liability, as the case may be, for the use and benefit of the member of the SpinCo Group entitled thereto (at the expense of the member of the SpinCo Group entitled thereto). In addition, the member of the Parent Group retaining such Delayed SpinCo IP Asset or such Delayed SpinCo IP Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed SpinCo IP Asset or Delayed SpinCo IP Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the SpinCo Group to whom such Delayed SpinCo IP Asset is to be transferred or assigned, or which will assume such Delayed SpinCo IP Liability, as the case may be, in order to place such member of the SpinCo Group in a substantially similar position as if such Delayed SpinCo IP Asset or Delayed SpinCo IP Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed SpinCo IP Asset or Delayed SpinCo IP Liability, as the case may be, including use, non-abandonment, avoidance from contribution to the public domain, risk of loss, potential for gain, and dominion, control and command over such Delayed SpinCo IP Asset or Delayed SpinCo IP Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the SpinCo Group.

(d)          Transfer of Delayed SpinCo IP Assets and Delayed SpinCo IP Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed SpinCo IP Asset or the deferral of assumption of any Delayed SpinCo IP Liability pursuant to Section 2.3(b), are obtained or made, and, if and when any other legal or other impediments for the transfer or assignment of any Delayed SpinCo IP Asset or the assumption of any Delayed SpinCo IP Liability have been removed, the transfer or assignment of the applicable Delayed SpinCo IP Asset or the assumption of the applicable Delayed SpinCo IP Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement as soon as reasonably practicable.

(e)          Costs for Delayed SpinCo IP Assets and Delayed SpinCo IP Liabilities. Any member of the Parent Group retaining a Delayed SpinCo IP Asset or a Delayed SpinCo IP Liability due to the deferral of the transfer or assignment of such Delayed SpinCo IP Asset or the deferral of the assumption of such Delayed SpinCo IP Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by SpinCo or the member of the SpinCo Group entitled to the Delayed SpinCo IP Asset or Delayed SpinCo IP Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by SpinCo or the member of the SpinCo Group entitled to such Delayed SpinCo IP Asset or Delayed SpinCo IP Liability.

2.4          Novation of SpinCo IP Liabilities.

(a)          Except as set forth in Schedule 2.4(a), each of Parent and SpinCo, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all SpinCo IP Liabilities and obtain in writing the unconditional release of each member of the Parent Group that is a party to any such arrangements, so that, in any such case, the members of the SpinCo Group shall be solely responsible for such SpinCo IP Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Parent nor SpinCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(b)          If Parent or SpinCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release as set forth in Section 2.4(a) and the applicable member of the Parent Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased SpinCo IP Liability”), SpinCo shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Parent Group, as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Parent Group that constitute Unreleased SpinCo IP Liabilities from and after the Effective Time and (ii) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Parent Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased SpinCo IP Liabilities shall otherwise become assignable or able to be novated, Parent shall promptly assign, or cause to be assigned, and SpinCo or the applicable SpinCo Group member shall assume, such Unreleased SpinCo IP Liabilities without exchange of further consideration.

2.5           Disclaimer of Representations and Warranties. EACH OF PARENT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE PARENT GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE SEPARATION AGREEMENT, NO PARTY TO THIS AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN THE SEPARATION AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

3.	LICENSES

3.1           License Grant to Parent. Subject to the terms and conditions of this Agreement, SpinCo hereby grants to each individual member of the Parent Group, on behalf of itself and the other members of the SpinCo Group, a license on the terms set forth in Schedule 3.1.

3.2           License Grant to SpinCo. Subject to the terms and conditions of this Agreement, Parent hereby grants to each individual member of the SpinCo Group, on behalf of itself and the other members of the Parent Group, and shall cause the other members of the Parent Group to grant to each individual member of the SpinCo Group, a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up, royalty-free right and license, solely in the SpinCo Field, to (a) use, reproduce, distribute, display, perform, make improvements and exploit Intellectual Property owned or controlled by Parent or a member of the Parent Group and currently used in the SpinCo Business, and (b) make, have made, use, sell, offer to sell and import any goods and services incorporating, embodying or utilizing Common Information solely within the SpinCo Field such Intellectual Property currently used in the SpinCo Business. Such license shall be transferrable subject to the foregoing restriction with any sale or transfer of a SpinCo business that utilizes such Intellectual Property, but, for the avoidance of doubt, such license shall not otherwise be sublicensable or transferable.

3.3           No Implied Rights. As between the Parties, all right, title and interest in and to all Licensed SpinCo IP shall be owned by SpinCo and the other members of the SpinCo Group, and Parent shall not acquire, and nothing contained herein shall be construed as conferring, by implication, estoppel or otherwise, any license or other right, title or interest in or to such Licensed SpinCo IP or any other Intellectual Property owned by SpinCo or of any of its Group, except for the license granted to Parent pursuant to Section 3.1.

3.4          Improvements. For the avoidance of doubt, as between the Parties, Parent shall own all right, title and interest in and to any and all Improvements authored, developed, invented, reduced to practice or otherwise created by Parent or any member of the Parent Group and all Intellectual Property rights therein and thereto.

3.5          Filing, Prosecution and Maintenance. SpinCo shall have the first right, but not the obligation, to file, prosecute and maintain, at its cost and expense, all patents, patent applications licensed to Parent pursuant to Section 3.1 (“Licensed SpinCo Patents”); provided, however, that if SpinCo elects not to prosecute any Licensed SpinCo Patent that has been published or maintain any Licensed SpinCo Patent that is an issued patent, and has not otherwise intentionally elected to prevent another party from doing so, then SpinCo shall so notify Parent in writing wherever possible according to the following terms:

(a)          For abandonments:

(i)          by the later of (A) 60 days in advance of the abandonment deadline, or (B) 5 days after receipt of notification of an applicable action, SpinCo shall notify Parent of the approaching abandonment deadline, and

(ii)         within 5 days of making the decision to abandon a previously published application, and not later than 45 days in advance of the abandonment deadline, SpinCo shall notify Parent of the decision to abandon the application.

(b)          For elections not to file applications based on other published applications, validate, or designate in additional countries, SpinCo shall notify Parent of the approaching deadline and shall provide a list of countries in which SpinCo intends to file, validate, or designate, by the later of (i) 60 days in advance of the deadline, or (ii) 5 days after receipt of notification of an applicable event.

(c)          Upon receipt of such notice under Section 3.5(a) or (b), Parent shall have the right, but not the obligation, at its cost and expense, to pursue the filing or additional filing or support the continued prosecution or maintenance of such Licensed SpinCo Patent. If Parent does elect to take such action, then Parent shall notify SpinCo of such election, and SpinCo shall reasonably cooperate with Parent, upon Parent’s request and at Parent’s cost and expense, in connection with such filing or additional filing or continued prosecution or maintenance, as applicable, including, if requested by Parent, by assigning to Parent all of SpinCo’s right, title and interest in and to any such Licensed Patent owned by SpinCo or any of the SpinCo Group to the extent it has the right to do so.

3.6          Enforcement of Licensed IP.

(a)          Control of Enforcement IP Actions. Except as may otherwise be mutually agreed by the Parties, as between the Parties, SpinCo shall have the right to enforce the Licensed SpinCo IP as follows:

(i)          SpinCo shall have the right, but not the obligation (through itself and/or through its designee), to control the initiation, conduct and, subject to this Section 3.6, settlement or other resolution, at its cost and expense and in its sole discretion, of any enforcement claim, demand, action, suit or proceeding, whether civil or criminal or in law or in equity (each, an “IP Action”) relating to the Licensed SpinCo IP, including the right to communicate any objection or other form of challenge to any Third Party; and

(ii)         if SpinCo does not initiate such an IP Action itself or through its designee with respect to infringement, misappropriation or other violation of any Licensed SpinCo IP outside of the SpinCo Field by a Third Party within ninety (90) days after receipt of a written request from Parent to assume control over the enforcement of such violation of such Licensed SpinCo IP outside of the SpinCo Field, then Parent shall have the right, but not the obligation, to bring and to control such IP Action (provided that if Parent does not do so within thirty (30) days after the end of such original ninety (90) day-deadline, the right to initiate and control an IP Action shall revert back to SpinCo and shall again be subject to the terms set forth above). For avoidance of doubt, Parent shall not have any right to initiate any IP Action with respect to infringement, misappropriation or other violation of any Licensed SpinCo IP within the SpinCo Field by a Third Party.

(b)          Enforcement Action Process.

(i)          The Party initiating or otherwise controlling any enforcement IP Action hereunder (the “Enforcing Party”), including the right to communicate any objection or other form of challenge to any Third Party, shall, as between the Parties, have the right to select counsel for any IP Action initiated by it or its designee pursuant to this Section 3.6. The Party that is not the Enforcing Party (the “Non-Enforcing Party”) shall, to the extent it is a necessary party to the IP Action (or is otherwise reasonably requested by the enforcing Party), join the Enforcing Party (and/or, if applicable, its designee(s)) at the Enforcing Party’s expense and agree to be represented by counsel for the Enforcing Party in any infringement or other IP Action commenced by the Enforcing Party (or its designee) and shall, upon request of the Enforcing Party, execute such documents and perform such other acts as may be reasonably required and requested by the Enforcing Party at the Enforcing Party’s expense in connection with such enforcement IP Action; provided that the Non-Enforcing Party shall have the right to engage, at its cost and expense, independent counsel of its choice to advise such Non-Enforcing Party in connection with such assistance to the Enforcing Party.

(ii)         The Non-Enforcing Party shall cooperate with, and provide reasonable assistance to, the Enforcing Party (and its designees) in connection with any IP Action brought by the Enforcing Party (or its designee) hereunder to the extent relating to the Licensed SpinCo IP, as may be reasonably requested by the Enforcing Party, including by providing access to relevant documents and other evidence (provided that the Parties shall enter into a joint defense agreement with respect to the common interest privilege protecting such communications in a form reasonably acceptable to the Parties) and making its employees available, subject to the other Party’s reimbursement of any costs and expenses incurred by the Non-Enforcing Party in providing such assistance. The Enforcing Party shall keep the Non-Enforcing Party reasonably informed of any determinations or significant developments in any IP Action initiated by it pursuant to this Section 3.6 and, if the Non-Enforcing Party is SpinCo, then the Parent shall reasonably consult with the SpinCo and take into consideration input provided to Parent by SpinCo to the extent reasonable and provided in a timely manner.

(c)          Allocation of Costs and Recoveries. Unless otherwise mutually agreed by the Parties, (i) the costs and expenses relating to any enforcement IP Action commenced pursuant to this Section 3.6 shall be borne by the Enforcing Party; and (ii) any settlement payments or damages or other monetary awards (“Recoveries”) recovered in any IP Action by the Enforcing Party, itself or through its designee, pursuant to this Section 3.6, whether by judgment or settlement, shall be allocated in the following order: (A) to reimburse the Enforcing Party for any costs and expenses incurred by or on behalf of the Enforcing Party and/or its designee(s) with respect to such IP Action, (B) to reimburse the Non-Enforcing Party for any costs and expenses incurred by such Party with respect to such IP Action to the extent the Non-Enforcing Party participated in an IP Action pursuant to this Section 3.6 (and has not already been reimbursed by the Enforcing Party), including if it joins such IP Action (but excluding, for the avoidance of doubt, the cost of any counsel employed by the Non-Enforcing Party), and (C) the remainder shall be allocated to the Enforcing Party.

(d)          Settlement of Enforcement IP Action. The Enforcing Party shall not settle, or enter into a voluntary consent judgment with respect to, any enforcement IP Action under this Section 3.6 in a manner that would include any admissions of invalidity or unenforceability against the Non-Enforcing Party, or wrongdoing by the Non-Enforcing Party or any of its Group, or imposes any liability or payment or other obligation on the Non-Enforcing Party or any of its Group, without the Non-Enforcing Party’s written consent (such consent not to be unreasonably withheld, conditioned or delayed) and in any event, without notifying the Non-Enforcing Party of any such proposed settlement or voluntary consent judgment. For the avoidance of doubt, and without limiting the foregoing, as between the Parties, the Enforcing Party shall have the sole and exclusive right to settle, or enter into a voluntary consent judgment with respect to, any enforcement IP Action under this Section 3.6.

3.7          Bankruptcy. In the event that this Agreement is terminated or rejected by SpinCo, a member of the SpinCo Group or its receiver or trustee under applicable bankruptcy laws due to such Party’s bankruptcy, then all rights and licenses granted under or pursuant to this Agreement by SpinCo to Parent are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (the “Code”) and any similar laws in any other country, licenses of rights to “intellectual property” as defined under the Code for purposes of Section 365(n). The Parties agree that all intellectual property rights licensed hereunder, including, without limitation, any patents or patent applications in any country of SpinCo or a member of SpinCo Group covered by the license grants under this Agreement, are part of the “intellectual property” as defined under the Code for purposes of Section 365(n) subject to the protections afforded the non-terminating Party under Section 365(n) of the Code, and any similar law or regulation in any other country.

3.8          Trademark Disclaimer. Neither Parent nor any member of the Parent Group grants any right or license to SpinCo or any member of the SpinCo Group to use any Parent Name or Parent Mark in any manner including, without limitation, use in commerce as a trade name, trademark or other designation of origin.

4.	MUTUAL RELEASES; INDEMNIFICATION

4.1          Release of Pre-Distribution Claims.

(a)          SpinCo Release of Parent. Except as provided in Sections 4.1(b) and 4.1(c), effective as of the Effective Time, SpinCo does hereby, for itself and each other member of the SpinCo Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Parent and the members of the Parent Group, and their respective successors and assigns, and (ii) all Persons who at any time prior to the Effective Time are or have been shareholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been shareholders, directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of SpinCo or a member of the SpinCo Group, in each case from (A) all SpinCo IP Liabilities and (B) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the SpinCo IP Assets or the SpinCo IP Liabilities.

(b)          Obligations Not Affected. Nothing contained in Section 4.1(a) shall impair any right of any Person to enforce this Agreement. Nothing contained in Section 4.1(a) shall release any Person from:

(i)          any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement;

(ii)         any Liability that the Parties may have with respect to indemnification or contribution or other obligation pursuant to this Agreement for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of the Separation Agreement; or

(iii)        any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) shall release any member of the Parent Group from honoring its existing obligations to indemnify any director, officer or employee of SpinCo who was a director, officer or employee of any member of the Parent Group on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action (as defined in the Separation Agreement) with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a SpinCo IP Liability, SpinCo shall indemnify Parent for such Liability (including Parent’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Section 4.

(c)          No Claims. SpinCo shall not make, and shall not permit any member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any other member of the Parent Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a).

(d)          Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2          Indemnification by SpinCo. Except as otherwise specifically set forth in this Agreement, to the fullest extent permitted by Law, SpinCo shall, and shall cause the other members of the SpinCo Group to, indemnify, defend and hold harmless the Parent Indemnitees from and against any and all Liabilities of the Parent Indemnitees relating to, arising out of or resulting from, directly or indirectly, (a) any SpinCo IP Liability, and (b) any failure of SpinCo, any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo IP Liabilities in accordance with their terms, whether arising prior to, on or after the Effective Time.

4.3          Other Terms and Conditions Incorporated by Reference. SpinCo acknowledges and agrees that with respect to the indemnification obligations set forth in Section 4.2 above, the terms and conditions of Section 4.4 (Indemnification Obligations Net of Insurance Proceeds and Other Amounts) through Section 4.10 (Survival of Indemnities) of the Separation Agreement are hereby incorporated by reference and shall apply to such indemnification obligations.

5.	EXCHANGE OF INFORMATION; CONFIDENTIALITY

5.1          Agreement for Exchange of Information.

(a)          Each of Parent and SpinCo, on behalf of itself and each member of its Group, acknowledges and agrees that, with respect to Information relating to Software, Technology and Intellectual Property that it will own as a result of the Separation, each is entitled, subject to Section 5.1(b) below, to physical possession of such Information to the extent it is easily separable using commercially reasonable efforts. Each of Parent and SpinCo, on behalf of itself and each member of its Group, further acknowledges and agrees that Parent, or the applicable member of Parent Group, will retain possession of Embedded SpinCo Information.

(b)          Within three (3) months of the Effective Time, SpinCo shall provide to Parent all copies of Information comprising research documents relating to research conducted at the Laurel, MD, and Covington, VA facilities, and shall provide to Parent all copies of Information comprising research documents pertaining to research conducted at the Charleston, SC facility

(collectively, “Research Information”); provided, however, copies of Information comprising research documents pertaining to research conducted at the Charleston, SC facility that relate exclusively to lignin, asphalt, fatty acid, carbon, and tall oil Technology may be retained by SpinCo, but Information comprising research documents pertaining to research conducted at the Charleston, SC facility that relate to lignin, asphalt, fatty acid, carbon, and tall oil Technology and which are comingled with other Information comprising research documents unrelated to lignin, asphalt, fatty acid, carbon, and tall oil Technology must be provided to Parent. Components of such comingled research documents that relate to lignin, asphalt, fatty acid, carbon, and tall oil Technology will be provided to SpinCo by Parent pursuant to Section 5.1(c) below. SpinCo shall not retain possession of any of the Research Information.

(c)          Subject to the applicable confidentiality obligations of the Separation Agreement, each of Parent and SpinCo, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after written request therefor, any Information (or a copy thereof) (including Embedded SpinCo Information) in the possession or under the control of such Party or its Group which the requesting Party or its Group requests to the extent that (i) such Information relates to any SpinCo IP Asset or SpinCo IP Liability, if SpinCo is the requesting Party; (ii) such Information is necessary for Parent or any member of Parent Group to exercise its rights under the license granted in Section 3.1 of this Agreement, if Parent is the requesting Party; (iii) such Information is required by the requesting Party to comply with its obligations under this Agreement; or (iv) such Information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of Information could be detrimental to the Party providing the Information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence.  The Party providing Information pursuant to this Section 5.1(c) shall only be obligated to provide such Information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such Information, and nothing in this Section 5.1 shall expand the obligations of a Party under Section 5.4.

5.2          Ownership of Information. The provision of any Information pursuant to Section 5.1 shall not affect the ownership of such Information (which shall be determined solely in accordance with the terms of this Agreement, the Separation Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such Information (such grant of rights, to the extent they exist, are expressly addressed elsewhere in this Agreement).

5.3          Compensation for Providing Information. The Party requesting Information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such Information (including any reasonable costs and expenses incurred in any review of Information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested Information). Except as may be otherwise specifically provided elsewhere in this Agreement, the Separation Agreement, any other Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

5.4          Other Rights and Obligations. The rights and obligations of the Parties under Section 6.4 (Record Retention), Section 6.5 (Limitation of Liability), Section 6.6 (Other Agreements Providing for Exchange of Information), Section 6.7 (Production of Witnesses; Records; Cooperation), Section 6.8 (Privileged Matters), Section 6.9 (Confidentiality), and Section 6.10 (Protective Arrangements) of the Separation Agreement are hereby incorporated into this Section 5 as if fully set forth herein. To the extent (a) Parent, or any member of the Parent Group, receives from SpinCo, or any member of the SpinCo Group, or (b) SpinCo, or any member of the SpinCo Group receives from Parent, or any member of the Parent Group, any Information that is trade secret under applicable law, the five (5) year confidentiality period of Section 6.9(a) of the Separation Agreement with respect to such Information shall be extended until such time as the received Information is no longer trade secret.

6.	FURTHER ASSURANCES AND ADDITIONAL COVENANTS

6.1          Further Assurances.

(a)          In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its commercially reasonable efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement.

(b)          Without limiting the foregoing, prior to, on and after the Effective Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transfers of the SpinCo IP Assets and the assignment and assumption of the SpinCo IP Liabilities and the other transactions contemplated hereby and thereby.

(c)          On or prior to the Effective Time, Parent and SpinCo in their respective capacities as direct and indirect shareholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by Parent, SpinCo or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement.

7.	TERMINATION

7.1          Termination. This Agreement may be terminated at any time prior to the Effective Time by Parent, in its sole and absolute discretion, without the approval or consent of any other Person, including SpinCo. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

7.2          Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers, employees or agents) shall have any Liability or further obligation to the other Party by reason of this Agreement.

8.	MISCELLANEOUS

8.1          Counterparts; Entire Agreement; Corporate Power.

(a)          This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b)          This Agreement and the Separation Agreement and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to this Agreement.

(c)          Parent represents on behalf of itself and each other member of the Parent Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(i)          each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii)         this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)          Each Party acknowledges that it and each other Party may execute this Agreement by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

8.2          Other Incorporated Miscellaneous Terms. The terms and conditions set forth in Section 10.2 (Governing Law) through Section 10.19 (Mutual Drafting) of the Separation Agreement are hereby incorporated into this Section 8 as if fully set forth herein.

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IN WITNESS WHEREOF, the Parties have caused this Intellectual Property Agreement to be executed by their duly authorized representatives.

WESTROCK COMPANY

By:
Name:
Title:

INGEVITY CORPORATION

By:
Name:
Title: